Exhibit 23

                       INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Norwest Corporation:


We consent to the incorporation by reference of our report dated January 19, 1998 with respect to the consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997 which report is incorporated by reference in the Form 8-K of Norwest Corporation dated
August 5, 1998.



                                              /s/ KPMG Peat Marwick LLP

San Francisco, California
August 5, 1998